News Release
NYSE: MYE

Contact:
Gregory J. Stodnick

Vice President-Finance & Chief Financial Officer
(330) 253-5592

MYERS INDUSTRIES REPORTS FOURTH QUARTER
AND FISCAL YEAR 2004 RESULTS

FOR IMMEDIATE RELEASE: February 17, 2005, Akron, Ohio--Myers Industries, Inc. (NYSE: MYE) today reported that net sales for the fourth quarter ended December 31, 2004 set a quarterly record of $221,415,871, an increase of 25 percent from the $176,507,020 reported in 2003. Excluding favorable foreign currency translation of $4.4 million and contributions of $24.2 million from the acquisitions of ATP Automotive (Michigan Rubber Products and WEK Industries) and Pro Cal, total net sales increased $16.3 million or 9 percent for the fourth quarter. Net income was $6,930,355, an increase of 59 percent from $4,350,446 in the fourth quarter of 2003. Net income per share was $.20, an increase of 54 percent from $.13 earned in the fourth quarter of 2003. Foreign currency translation did not have a significant effect on net income for the quarter.

For the year ended December 31, 2004, net sales were a record $803,070,387, an increase of 21 percent from the $661,091,504 reported for 2003. Excluding favorable foreign currency translation of $19.3 million and contributions of $67.3 million from the acquisitions, net sales increased $55.4 million or 8 percent for the year. Net income was $25,709,760, an increase of 57 percent from $16,325,516 in 2003. Net income per share was $.76, an increase of 55 percent from the $.49 earned in 2003. Net income includes a gain of approximately $914,000 from the sale of a warehouse facility in California in the third quarter and favorable foreign currency effects of $520,000.

Stephen E. Myers, chairman and chief executive officer, said, "Although earnings are not at record levels, we are pleased with our strong performance in the fourth quarter and the year. Sales, generated by both internal growth and acquisitions, reached new highs. Earnings in 2004 benefited from some modest product price increases and from our strenuous efforts to manage costs and resources. Through those endeavors, the Company was able to lessen some of the effects of unrelenting price increases for plastic raw materials, to which it continued to be subject throughout the year."

Business Segment Overview
In the manufacturing segment, sales increased 31 percent for the fourth quarter and 25 percent for the year compared to 2003 results for the same periods. Excluding contributions from acquisitions and favorable foreign currency translation, sales in the segment increased

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Myers Industries (NYSE: MYE) Reports Fourth Quarter and Fiscal 2004 Results-- 02/17/05                              2

10 percent and 8 percent for the fourth quarter and full year, respectively. Sales to industrial markets, emerging from their weak purchasing record in 2003, and steady growth from both existing and new customers in the horticulture, heavy truck, recreational vehicle, and automotive markets, were major factors for the increased volume in 2004.

Resin prices in the fourth quarter were approximately 45 percent higher on average than those paid by the Company in the fourth quarter of 2003. For the full year, prices were up approximately 22 percent compared to 2003. At the start of 2005, raw material prices continue to increase.

Sales in the distribution segment increased 4 percent for the fourth quarter and 8 percent for the year, compared to the same periods of 2003. Throughout the year, the distribution segment benefited from increased purchasing of tire service supplies and equipment by tire dealers, auto dealers, and national accounts.

Cash Flow & Debt Reduction
Acquisitions added $78.8 million in total debt, including cash outlay and debt assumption. The Company paid down debt by $16.9 million in 2004, bringing the net increase in total debt for the year to $61.9 million. As a result, the Company ended the year at December 31, 2004, with total debt of $277.4 million compared to $215.5 million at December 31, 2003. Long-term debt as a percentage of total capitalization was 44 percent at December 31, 2004, compared to 42 percent at the same time last year.

NOTE: The Company will not conduct a conference call to discuss the results.

About Myers Industries
Myers Industries, Inc. is a diversified international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Myers has 31 manufacturing facilities in North America and Europe, 39 domestic and five international distribution branches, and more than 5,300 employees. Visit www.myersind.com to learn more about the company and its products.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to materially differ from those expressed or implied. Any statement that is not of historical fact may be deemed to be a forward-looking statement. Myers Industries does not undertake to update any forward-looking statements contained herein.

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Myers Industries (NYSE: MYE) Reports Fourth Quarter and Fiscal 2004 Results-- 02/17/05                              3

Myers Industries, Inc.
Condensed Statements Income

	Quarter Ended		Year Ended
	December 31,		December 31,

	2004	2003	2004	2003

Net Sales	$221,415,871	$176,507,020	$803,070,387	$661,091,504
Cost of Sales	156,390,255	123,946,045	564,295,649	460,803,696

Gross Profit	65,025,616	52,560,975	238,774,738	200,287,808
Operating Expenses	52,153,183	43,727,045	188,248,826	165,566,855

Operating Income	12,872,433	8,833,930	50,525,912	34,720,953
Gain on Sale of Plant	0	0	1,524,598	0
Interest Expense	3,748,078	2,524,484	13,321,750	10,074,437

Income Before Income Taxes	9,124,355	6,309,446	38,728,760	24,646,516
Income Taxes	2,194,000	1,959,000	13,019,000	8,321,000

Net Income	$6,930,355	$4,350,446	$25,709,760	$16,325,516

Net Income Per Share*	$.20	$.13	$.76	$.49

Average Shares Outstanding*	34,594,582	33,185,491	33,846,511	33,138,086

Condensed Statements of Financial Position
As of December 31, 2004 and 2003

	2004	2003

Assets
Current Assets	$280,072,178	$207,933,141
Other Assets	291,041,594	229,849,237
Property, Plant, and Equipment	210,488,790	183,844,428

	$781,602,562	$621,626,806

Liabilities and Shareholders' Equity
Current Liabilities	$132,251,927	$94,175,497
Long Term Debt	275,252,278	211,002,691
Deferred Income Taxes	28,094,321	21,924,269
Shareholders' Equity	346,004,036	294,524,349

	$781,602,562	$621,626,806

*Adjusted for a 10% Stock Dividend paid in August, 2004.

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